May 22, 2001

FROM:                                                    FOR:
Padilla Speer Beardsley Inc.                             Donaldson Company, Inc.
224 Franklin Avenue West                                 P.O. Box 1299
Minneapolis, MN  55404                                   Minneapolis, MN 55440


Tony Carideo                                             Rich Sheffer
(612) 872-3720                                           (952) 887-3753


FOR IMMEDIATE RELEASE
---------------------

                       DONALDSON COMPANY ANNOUNCES RECORD
                      THIRD-QUARTER AND NINE-MONTH RESULTS

THIRD QUARTER REVENUE DOWN 5 PERCENT AND UP 6 PERCENT YEAR-TO-DATE; RECORD THIRD-QUARTER EPS AT 39 CENTS, UP 3 PERCENT; RECORD NINE-MONTH EPS AT $1.16, UP 5 PERCENT

         MINNEAPOLIS, May 22 -- Donaldson Company, Inc. (NYSE: DCI), today reported revenue of $269.7 million for its fiscal third quarter ended April 30, 2001. Revenue for the quarter was down 5.4 percent from $285.3 million in the same period last year. Net earnings were a record $17.8 million, up 2.2 percent from $17.5 million last year. Record diluted net earnings per share of 39 cents were up 2.6 percent from 38 cents in the prior year.

         For the nine-month period, the company reported record revenue of $839.2 million, up 6.1 percent from $791.1 million last year. Foreign currency translation reduced revenue by 3.2 percent, substantially reducing the benefit from last year's acquisitions. Net of these factors, revenue was up 4.5 percent. Net earnings were a record $52.7 million, up 1.7 percent from $51.9 million last year. Record diluted net earnings per share of $1.16 were up 4.5 percent from $1.11 last year.

         "We continue to reap the benefits of our 15-year effort to build a diversified portfolio of filtration businesses," said Bill Van Dyke, chairman, president and chief executive officer. "This year, we see extraordinary performance in gas turbine and disk drive markets mitigating the negative trends in other sectors. In the face of tough economic conditions, we held our gross margin and reduced our operating expenses, largely offsetting negative foreign currency


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Donaldson Company, Inc.
May 22, 2001
Page 2


translation. Increased profitability from foreign operations lowered our effective tax rate, and we reduced shares outstanding through our ongoing share repurchase program. These factors, together, allowed us to post a year-over-year EPS increase. Though nothing suggests near-term relief from the broad macro-economic pressure, increased operating efficiencies and a continuation of the revenue trends suggested by our orders and backlogs put us in good position to post our 12th consecutive record earnings year."

INCOME STATEMENT DISCUSSION

         The impact of foreign currency translation, mainly due to the continued weakness of the Euro against the U.S. dollar, decreased net sales by $8.7 million from the third quarter last year and decreased net earnings by $0.8 million. Year-to-date, foreign currency translation has decreased net sales by $26.9 million and net earnings by $1.9 million. Total revenue would have decreased only 2.4 percent in the quarter and increased 9.5 percent year-to-date using last year's foreign exchange rates. On a local currency basis, revenues outside the U.S. increased 3 percent in the quarter and 23 percent year-to-date.

         Gross margin for the quarter was 29.4 percent, down nominally from 29.7 percent in the same period last year. During the early part of the quarter, gross margin was negatively affected by the company's decision shut down four plants, two in the U.S. and two in Asia, for about two weeks in response to inventory corrections in many of the company's end markets. Year-to-date, gross margin was 30.0 percent versus 30.1 percent last year. Significant progress in plant rationalization efforts this year has reduced earnings by 12 cents year-to-date. Only 1 cent was incurred in the third quarter, signaling that the company has turned the corner on these efforts. Improved operating efficiencies will be reflected in the company's future profitability.

         Operating expenses were 20.2 percent of sales, down from 20.6 percent last year. The improvement, in part, reflects the progress made toward integrating last year's DCE acquisition. Also contributing to the improvement were the company's expense reduction initiatives implemented late in the quarter. Year-to-date, operating expenses were 20.4 percent of sales versus 20.3 percent last year.


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Donaldson Company, Inc.
May 22, 2001
Page 3


         Operating income of $24.6 million was down 5.5 percent from $26.0 million in the third quarter last year. Operating margin for the quarter was 9.1 percent, unchanged from the third quarter in the prior year. Year-to-date, operating income was $80.0 million, up 3.4 percent from $77.4 million last year. Operating margin year-to-date was 9.5 percent versus 9.8 percent last year.

         Other income for the quarter increased to $1.9 million, up $0.2 million. Year-to-date, other income was $2.7 million, a decrease of $0.3 million. For the quarter, interest expense increased to $3.1 million, up $0.3 million, reflecting the higher short-term debt levels related to last year's acquisitions, substantially offset by falling short-term interest rates during the quarter. Year-to-date, interest expense was $9.4 million, up $3.2 million from last year.

         The income tax rate for the quarter was 23.7 percent, which reduced the year-to-date rate to 28.0 percent, down from 30.0 percent in fiscal 2000. The tax rate was adjusted to reflect the increased contribution from the company's international operations. The company anticipates maintaining the 28 percent tax rate going forward.

         "Economic conditions softened during the last quarter as weakness from the U.S. economy spread to many of our international markets," said Van Dyke. "In response, we have implemented several expense reduction initiatives. We are addressing payroll costs through temporary employee and contractor reductions and have implemented a hiring freeze. In addition to the previously mentioned temporary plant closings, we reduced travel and are reviewing all discretionary expenses. However, the company will continue to advance key future-oriented infrastructure initiatives already underway, including the U.S. systems implementation project, product rationalization in both engine and dust collection and additional plant rationalization. The DCE integration is progressing, as dust collection gross margin rose by roughly 120 basis points and operating expenses dropped by about $1 million in each of the last two quarters."

         EBITDA for the quarter was $35.0 million, an increase of 0.6 percent compared to $34.8 million last year. Year-to-date, EBITDA was $109.3 million, an increase of 7.9 percent compared to $101.3 million last year.


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Donaldson Company, Inc.
May 22, 2001
Page 4


         Year-to-date, cash generated by operations was $44.9 million. The cash generated, plus additional debt of $10.6 million, provided the funding for capital expenditures of $27.0 million, the repurchase of $10.3 million of stock and the payment of $9.8 million in dividends.

BACKLOG

         Total backlog was a record $362 million, up 12 percent from the same period last year and up 3 percent from the prior quarter end. In the Industrial Products segment, total backlog increased 3 percent from the prior quarter end and 40 percent from the same period last year. In the Engine Products segment, total backlog increased 2 percent from the prior quarter end but decreased 9 percent from the same period last year.

         The 90-day backlog was a third quarter record of $190 million, up 9 percent from the same period last year and up 10 percent from the prior-quarter end. In the Industrial Products segment, 90-day backlog increased 41 percent from the same period last year and increased 27 percent from the prior-quarter end. These increases reflect an exceptionally strong backlog in gas turbine products compared to the same quarter last year and the second quarter this year (backlogs were up 112 percent and 47 percent, respectively). In the Engine Products segment, 90-day backlog decreased 15 percent from the same period last year and decreased 5 percent from the prior-quarter end.

INDUSTRIAL PRODUCTS SEGMENT

         Industrial Products sales for the third quarter were $120.4 million, an increase of 8.4 percent from $111.1 million in the prior year. Year-to-date, revenues were a record $384.2 million, an increase of 30.0 percent from $295.5 million in the prior year. Excluding the acquisition of DCE, year-to-date sales were up 18.9 percent to $351.5 million.

         Gas turbine product sales for the third quarter were $40.9 million, an increase of 25.9 percent from $32.5 million in the prior year. Year-to-date, gas turbine product sales were $127.1 million, up 48.1 percent from $85.8 million in the prior year. Gas turbine product sales


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Donaldson Company, Inc.
May 22, 2001
Page 5


continued their extraordinary growth as the North American gas turbine manufacturers are running at full capacity.

         Dust collection product sales in the third quarter were $50.2 million, a decrease of 6.0 percent from $53.3 million in the prior year. Year-to-date, dust collection product sales were $166.3 million, up 28.3 percent from $129.6 million in the prior year. Excluding the acquisition of DCE, dust collection product sales were $133.6 million, an increase of 3.1 percent year-to-date. Growth rates for U.S. dust collection product sales continued to slow in the third quarter, particularly in the Great Lakes region, as U.S. industrial production declined in April for the seventh consecutive month. International sales continued to be flat due to unfavorable foreign exchange rates.

         Sales of special application products in the third quarter were $29.4 million, an increase of 16.2 percent from $25.3 million in the prior year. Year-to-date, special application product sales were $90.8 million, an increase of 13.3 percent from $80.1 million in the prior year. Disk drive filter sales were strong in the quarter, along with aircraft cabin air filter sales and Tetratec membrane sales. These strong sales helped offset lost revenues from exited product lines.

ENGINE PRODUCTS SEGMENT

         Engine Products sales for the third quarter were $149.3 million, a decrease of 14.3 percent from $174.2 million in the prior year. Year-to-date, revenues were $455.1 million, a decrease of 8.2 percent from $495.6 million in the prior year. The decrease in revenue reflects U.S. economic weakness and the strong U.S. dollar overseas.

         Worldwide sales of medium- and heavy-duty truck products in the quarter were $20.3 million, a decrease of 46.4 percent from $37.9 million in the prior year. While sales continued year-over-year decreases, incoming orders indicate the bottom may have been reached in mid-winter. There is no suggestion of a quick truck market recovery, however, our third quarter U.S. truck orders were approximately 50 percent and 100 percent higher than first and second quarters, respectively. Year-to-date, sales were $59.8 million, a decrease of 50.0 percent from $119.6 million in the prior year. The decrease reflects the dramatic downturn in the North


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Donaldson Company, Inc.
May 22, 2001
Page 6


American truck market and the company's decision in the second quarter to discontinue a block of business with a major customer due to unfavorable commercial terms. The decrease was partially offset by new sales of catalytic converter mufflers to OEMs striving to meet the new EPA diesel emission standards.

         Worldwide sales of off-road products in the quarter were $46.3 million, a decrease of 11.4 percent from $52.3 million in the prior year. Year-to-date, sales were $136.9 million, a decrease of 3.0 percent from $141.2 million in the prior year. While the decrease reflects slowing economic conditions in international end markets, worldwide backlog remained essentially flat with last year.

         Aftermarket product sales in the quarter were $82.7 million, a decrease of 1.6 percent from $84.0 million in the prior year. Year-to-date, sales were $258.4 million, an increase of 10.0 percent from $234.8 million in the prior year. Despite flat third quarter year-over-year sales, orders for North American aftermarket products increased approximately 18 percent over the second quarter.

OUTLOOK

         Within the Industrial Products segment, the company expects continued strength in gas turbine sales. Dust collection sales are expected to experience difficult year-over-year comparisons but improving results on a sequential quarter basis. Within the Engine Products segment, the company expects negative year-over-year comparisons in North American transportation products in the fourth quarter but improving sequential quarter results as truck build schedules begin to increase and recently-introduced product lines start to generate revenues. Off-road and aftermarket product sales are expected to be flat or slightly down compared to both the prior year and last quarter.

         Current economic conditions, including the strong U.S. dollar, weak U.S. industrial production, and slowing international economies, are expected to persist throughout the remainder of fiscal 2001. Our expectation for a 12th consecutive earnings record, despite this macro-economic weakness, hinges on meeting our fourth quarter gas turbine shipment schedule


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Donaldson Company, Inc.
May 22, 2001
Page 7


while other end markets, on average, remain stable. The company will continue its expense reduction initiatives implemented during the third quarter and expects to see those benefits along with the continued impact of plant rationalization efforts.

         Donaldson Company, Inc., headquartered in Minneapolis, Minnesota, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, off-road equipment, trucks, and automotive. More than 8,400 employees contribute to the company's success at roughly 40 manufacturing locations around the world. In fiscal year 2000, Donaldson reported record sales of more than $1 billion and achieved its eleventh consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

         The company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements which reflect the company's current views with respect to future events and financial performance, but involve uncertainties that could significantly impact results. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "plan," "project," "should" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forecasts and projections are "forward-looking statements" and are based on management's current expectations of the company's near-term results, based

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Donaldson Company, Inc.
May 22, 2001
Page 8


on current information available pertaining to the company, including the risk factors noted below.

         The company wishes to caution investors that any forward-looking statements made by or on behalf of the company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other risk factors include, but are not limited to: risks associated with currency fluctuations, commodity prices, world economic factors, political factors, international operations, highly competitive markets, changes in product demand and changes in the geographic and product mix of sales, acquisition opportunities and integration of recent acquisitions, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls. For a more detailed explanation of the foregoing and other risks, see Exhibit 99, which is filed with the Securities and Exchange Commission. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company's results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

         Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company's views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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Donaldson Company, Inc.
May 22, 2001
Page 9


                  CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                (Thousands of dollars, except per share amounts)
                                   (Unaudited)

                                       Three Months Ended                 Nine Months Ended
                                            April 30                          April 30
                                 -----------------------------     -----------------------------
                                     2001             2000             2001             2000
                                 ------------     ------------     ------------     ------------
Net sales                        $    269,721     $    285,277     $    839,221     $    791,083

Cost of sales                         190,541          200,465          587,769          552,795
                                 ------------     ------------     ------------     ------------

Gross margin                           79,180           84,812          251,452          238,288

Operating expenses                     54,571           58,780          171,461          160,927
                                 ------------     ------------     ------------     ------------

Operating income                       24,609           26,032           79,991           77,361

Other (income) expense                 (1,868)          (1,673)          (2,653)          (2,912)

Interest expense                        3,104            2,776            9,401            6,181
                                 ------------     ------------     ------------     ------------

Earnings before income taxes           23,373           24,929           73,243           74,092

Income taxes                            5,547            7,479           20,508           22,228
                                 ------------     ------------     ------------     ------------

Net earnings                     $     17,826     $     17,450     $     52,735     $     51,864
                                 ============     ============     ============     ============

Weighted average shares
 outstanding                       44,317,697       45,723,448       44,388,211       45,948,764

Diluted shares outstanding         45,409,996       46,548,820       45,480,057       46,787,967

Net earnings per share           $        .40     $        .38     $       1.19     $       1.13

Net earnings per share
 assuming dilution               $        .39     $        .38     $       1.16     $       1.11

Dividends paid per share         $       .075     $       .070     $        .22     $        .20

Capital expenditures             $     11,730     $     11,934     $     26,985     $     32,046
Depreciation and amortization    $      8,744     $      7,736     $     27,375     $     23,054
EBITDA                           $     35,023     $     34,815     $    109,279     $    101,256

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Donaldson Company, Inc.
May 22, 2001
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                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)
                                   (Unaudited)

                                                  April 30   July 31
                                                    2001       2000
                                                  -------    -------
ASSETS

   Cash and cash equivalents                       34,554     24,149
   Accounts receivable - net                      216,729    202,361
   Inventories - net                              112,980    119,363
   Prepaid expenses and other current assets       33,737     29,606
                                                  -------    -------

             TOTAL CURRENT ASSETS                 398,000    375,479

Other assets and deferred taxes                    88,302     89,633
Property, plant and equipment - net               203,440    204,545
                                                  -------    -------

             TOTAL ASSETS                         689,742    669,657
                                                  =======    =======

 LIABILITIES AND SHAREHOLDERS' EQUITY

   Trade accounts payable                          83,888     82,320
   Employee compensation and other liabilities     58,478     68,031
   Notes payable                                   86,247     85,034
   Income taxes payable                             1,687         58
   Current maturity long-term debt                     66        279
                                                  -------    -------

             TOTAL CURRENT LIABILITIES            230,366    235,722

   Long-term debt                                  99,354     92,645
   Other long-term liabilities                     57,651     61,125
                                                  -------    -------

             TOTAL LIABILITIES                    387,371    389,492

             EQUITY                               302,371    280,165
                                                  -------    -------

             TOTAL LIABILITIES & EQUITY           689,742    669,657
                                                  =======    =======


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Donaldson Company, Inc.
May 22, 2001
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Donaldson Company, Inc.
May 22, 2001
Page 11


                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)
                                   (Unaudited)

                                                                     Nine Months Ended
                                                                         April 30
                                                                  -----------------------
                                                                    2001          2000
                                                                  ---------     ---------
OPERATING ACTIVITIES
   Net earnings                                                   $  52,735     $  51,864
   Adjustments to reconcile net earnings to net
     provided by operating activities:
        Depreciation and amortization                                27,375        23,054
        Changes in operating assets and liabilities                 (23,354)       (6,263)
        Other                                                       (11,888)       (3,066)
                                                                  ---------     ---------
           Net Cash Provided by Operating Activities                 44,868        65,589

INVESTING ACTIVITIES

   Net expenditures on property and equipment                       (26,985)      (32,046)
   Acquisitions and investments in unconsolidated
     affiliates net of cash acquired                                  2,250       (84,829)
                                                                  ---------     ---------
           Net Cash Used in Investing Activities                    (24,735)     (116,875)

FINANCING ACTIVITIES

   Purchase of treasury stock                                       (10,297)      (20,190)
   Net change in debt                                                10,625        95,227
   Dividends paid                                                    (9,767)       (9,204)
   Other                                                                927            25
                                                                  ---------     ---------
           Net Cash Provided by (Used in) Financing Activities       (8,512)       65,858


Effect of exchange rate changes on cash                              (1,216)         (595)
                                                                  ---------     ---------

Increase in cash and cash equivalents                                10,405        13,977

Cash and Cash Equivalents-Beginning of Year                          24,149        41,944
                                                                  ---------     ---------

Cash and Cash Equivalents-End of Period                           $  34,554     $  55,921
                                                                  =========     =========

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